January 22, 2009

Henry Ngan

Re:  Employment Letter

Dear Henry:

On behalf of Hong Kong Highpower Technology, Inc. (“the Company”), I am pleased to offer you the position of Chief Financial Officer of the Company reporting to me starting on February 1, 2009.  Your annual base salary for this position will be $150,000, payable bi-monthly on the 15th and last day of each month.

In addition, subject to the approval of the Board of Directors, you will be granted 17,000 shares of restricted common Stock on the six-month anniversary of your start date.  The grant of restricted common stock will vest as follows:

(i)	8,500 shares will vest on the 1 year anniversary of your start date (January 31, 2010 assuming a February 1, 2009 start date); and

(ii)	8,500 shares will vest on the 2 year anniversary of your start date (January 31, 2011 assuming a February 1, 2009 start date).

Your shares of restricted common stock are governed by the terms and conditions of the Company’s 2008 Omnibus Incentive Plan that will be provided to you when the shares are granted.

We will reimburse you for premiums paid by you for standard medical and dental insurance.  In addition, you will be entitled to reasonable sick leave and paid vacation time (of at least __ days) in accordance with the Company’s policies.  We shall reimburse you, upon presentation of proper expense statements, for all ordinary and necessary out-of-pocket expenses reasonably incurred by you during your employment in connection with the performance of your duties, provided, however, that any expense amount over $500 shall require advance approval.

During the term of your employment, you shall devote your full time, skill and attention to your duties and responsibilities and shall perform them faithfully, diligently and competently.  In addition, you shall comply with and be bound by the operating policies, procedures and practices of the Company in effect during your employment, including the Company’s Code of Ethics.  You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other gainful employment, business or activities that conflict with your obligations to the Company.

As an employee you will have access to certain Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you agree to sign the Company’s standard Assignment of Rights, Confidentiality and Non-Disclosure Agreement as a condition of your employment.

The Company shall provide you with indemnification to the maximum extent permitted by the Company’s certificate of incorporation, by-laws and applicable law.  After one year of your continuous employment with the Company, the Company may obtain a Directors and Officers Insurance coverage for you.

This letter agreement sets forth the terms of your employment with the Company, and supersedes any prior representations or agreements, whether written or oral. This letter agreement may not be modified or amended except by a written agreement, signed by a duly authorized officer of the Company.

Henry, we look forward to having you on the team and to your contributions to our mission.  Please signify your acceptance of this offer by signing and dating this letter and faxing it to _____________.

Sincerely,

/s/ George Pan
George Pan
Chairman of the Board and Chief Executive Officer

ACCEPTANCE OF TERM

The undersigned hereby acknowledges the terms and conditions of his employment as set forth above and agrees that they comprise the essential terms and conditions under which he is willing to accept employment with Hong Kong Highpower Technology, Inc.

Dated:  January 23, 2009

/s/ Henry Ngan
Signature of Acceptance

February 1, 2009
Start Date